Exhibit 10.08



                                    AGREEMENT

PARTIES:   QUANTUM           QUANTUM RESEARCH, INC.,
                             an Arizona corporation
                             7975 N. Hayden Road, Suite D333
                             Scottsdale, Arizona 85258

                                       and

           HEALTHLINK:        HEALTHLINK INTERNATIONAL, INC.,
                              a Nevada corporation
                              929 Eastwind Drive, Suite 223
                              Westerville, Ohio 43081

DATE:                                                          December 27, 1999

RECITALS:

A. Quantum has the exclusive right to purchase specific colostrum/whey extracts (the "Extracts") from a third party supplier for use in the production of dietary supplements and homeopathic remedies formulated and owned by Quantum.

B. HealthLink is in the business of manufacturing and marketing natural and nutritional products, and other products, in the United States and desires to market certain Quantum Products, and to manufacture products utilizing the Extracts.

C. Quantum desires to sell its Products and the Extracts to HealthLink and grant HealthLink the right to market and manufacture the Products on an exclusive basis upon the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


SECTION 1 - DEFINITIONS

1.1 Affiliates. Any business entity shall be deemed to be affiliated with HealthLink if it, directly or indirectly, controls such entity. An entity shall be deemed to be affiliated with another entity, if one of them is the subsidiary of the other or both are the subsidiaries of the same entity or each of them is ultimately controlled by HealthLink. If two (2) entities are affiliated with HealthLink at the same time, they shall be deemed to be affiliated with each other.

1.2 Confidential Information: Confidential Information means all information that is of a proprietary nature, including without limitations, the Specifications and all other technical information, methods, processes, techniques, data bases, computer programs, descriptions, drawings, documents, sketches, files, records, data, designs, plans, and any other

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     information that concerns any dietary supplements or other products formulated and owned by Quantum as well as the Products as defined herein. Confidential information also includes as to HealthLink and its affiliates, all information of a proprietary nature relating to its or their independent associates including without limitation current and historic population counts, names, addresses, telephone numbers, and e-mail addresses; also current and projected recurring levels; current and projected product inventory levels, turnovers and turnover ratios; current and projected product sales levels, costs of sales, commissions and proposals or plans for commission program changes.

1.3 Governmental Agencies: Governmental Agencies shall mean any agency having jurisdiction over the Products in the Territory.

1.4  Payment: All references to payments shall refer to United States dollars.

1.5 Products: Products shall mean those certain Quantum products described in Exhibit A attached hereto and any subsequent addenda thereto signed by both parties.

1.6 Specifications: Specifications shall mean the specific formulae developed by Quantum for the production of its products including the Products which are the subject of this Agreement.

1.7  Territory: Territory shall mean the United States of America.


SECTION 2 - GRANT OF LICENSE

2.1 Quantum hereby grants to HealthLink and its Affiliates the right to distribute and sell the Products in the Territory on an exclusive basis, subject to the terms of this Agreement. Quantum further grants to HealthLink the right to manufacture the Products utilizing the Extracts and to distribute and sell same, subject to the terms of this Agreement.


SECTION 3 - QUANTUM'S OBLIGATIONS

3.1 Quantum shall supply HealthLink such amounts of the Products or Extracts as HealthLink needs, subject to the other terms and conditions contained in this Agreement.

3.2 Quantum will provide the technical information relating to the Products and their ingredients and such other support reasonably required by HealthLink in the context of consumer education and simplification of such technical information. Quantum will provide, as reasonably required by HealthLink, adequate training to sales support staff regarding the Products.

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3.3  At HealthLink' request, Quantum will provide, in its reasonable discretion and as such may relate to the Products, (i) current and subsequent scientific, medical and clinical studies, (ii) the right to the use of the name, image, likeness, picture sayings, writings and reputation of the members of Quantum's medical professionals, and (iii) copies of all press releases and other marketing materials used by Quantum.

3.4 To the extent HealthLink undertakes the manufacture of any Products, Quantum will provide to HealthLink all necessary technical information including raw material specifications, production and testing methods, packaging specifications, stability data and technical support to enable HealthLink to manufacture the Products.

3.5 Quantum shall not compete directly or indirectly with HealthLink or assist any other person or entity to compete with HealthLink in the manufacture, sale, or distribution of the Products in the Territory. However, Quantum shall not be liable to HealthLink for third parties that, make, advertise, sell or distribute the Products without Quantum's consent. HealthLink understands that Quantum has developed other products that may be similar in nature to the Products and that these products may be present or presented in the Territory by others and that this covenant shall not apply to such other products.

3.6 Quantum shall provide HealthLink the benefit and description of all licenses, certifications and permits issued by any governmental, regulatory, or non-public agency or organization with respect to the Products, including Licenses, certifications and permits issued by the United States Food and Drug Administration or any other authorized agency as may be encountered in advancing the sale of the Products. Quantum shall provide ongoing assistance to HealthLink to the extent necessary to secure the benefits of any such licenses, certifications, and permits.

3.7 Quantum shall not disclose any Confidential Information peculiar to HealthLink to any third parties without HealthLink's written consent.

3.8 Quantum warrants that the Products will be manufactured in the United States of America to the standards of the nutritional supplement industry, and Quantum will monitor the manufacturing processes as it deems necessary and appropriate to assure quality and Product contamination avoidance. Such monitoring will include, but not be limited to, obtaining appropriate Certificate of Analysis for each ingredient in the Products and selecting a manufacturer that applies appropriate standards to the manufacturing process. Facilities selected for manufacturing will be selected based upon criteria that includes licensing, quality control programs, and experience in working with the Product materials and reputation.

3.9 Quantum will require each manufacturer to provide a certificate of insurance listing Quantum as an additional insured appearing on their product liability insurance policy and will, upon request, provide a copy of the certificate to HealthLink.

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3.10 Quantum will develop for HealthLink label copy for each product and provide assurance that such labeling is in compliance with the current requirements of applicable regulatory agencies. Legal fees incurred by Quantum in connection with such product labeling will be paid by HealthLink.

3.11 Quantum, upon request from HealthLink, will assist in the development of copy for collateral materials related to the Products. Quantum will, upon request, review and approve all such collateral materials as directed by HealthLink. Collateral materials include, but are not limited to, brochures, audiotapes, videotapes, and training manuals. Such review will include a legal review to determine that the collateral materials are in compliance with the current regulatory requirements of applicable regulatory agencies. Legal fees incurred by Quantum in completing this review will be paid by HealthLink.

3.12 Quantum, upon request from HealthLink, will assist in addressing issues related to its development of an appropriate consumer safety program. Such assistance will cover product returns, safety seals, consumer FAQ, lot storage, sampling guidelines and such other issues as the parties deem appropriate.

3.13 Quantum shall indemnify, defend and hold harmless HealthLink, its affiliates, officers and independent sales associates from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorneys' fees and costs that HealthLink, its affiliates, officers and independent sales associates may incur or suffer, which arise, result from, or relate to Quantum's performance, or failure to perform, the warranties, duties and responsibilities delineated in paragraphs 3.6, 3.8, 3.10, and 3.11.


SECTION 4 - OBLIGATIONS OF HEALTHLINK

4.1 HealthLink and its affiliates shall not modify, revise, repackage or relabel any of the Products prior to sale or distribution of the Products. HealthLink, its affiliates and its or their independent associates or distributors shall not make any claims or representations regarding the nature or composition of the Products or the performance attributes thereof which claims or representations are not wholly encompassed within the claims made by Quantum in the labeling, use instructions or marketing literature or materials prepared or approved in writing for HealthLink, or which are otherwise not specifically approved in writing by Quantum prior to their use or publication by HealthLink or its affiliates.

4.2 On or before the last day of each month, HealthLink shall provide to Quantum reports reflecting all sales of Products during the immediately preceding month and all sales on a year-to-date basis through the end of the immediately preceding month, the amount of inventory of Products on

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     hand at the end of the immediately preceding month, and the anticipated production and ordering schedule for the three-month period following the date of each report.

4.3 HealthLink shall indemnify, defend and hold harmless Quantum, its affiliates and officers from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorneys' fees and costs that Quantum may incur or suffer, which arise, result from, or relate to any violation by HealthLink, its affiliates or any of their independent sales associates of the restrictions of paragraph 4.1 above.

4.4 HealthLink shall not disclose any Confidential Information peculiar to Quantum to any third parties without the written consent of Quantum.

4.5 In the event HealthLink requests that any Quantum personnel or Dr. Jesse Stoff travel with respect to the performance of any services required hereunder, it shall reimburse Quantum the maximum rates specified in 41 Code of Federal Regulations Chapter 301 for reimbursement of per diem expenses incurred during travel within the continental United States plus the actual cost of travel to and from the destination. In the absence of per diem guidelines, actual cost shall be reimbursed upon presentation of appropriate documentation. Quantum shall furnish HealthLink with such records and other documentary evidence as are customarily sufficient to satisfy the requirements for substantiation of such expenditures as an income tax deduction (or capitalization) pursuant to applicable laws and/or regulations. All air travel shall be "First Class".

4.6 HealthLink shall allow upon reasonable request and notice by Quantum, the inspection and random sampling by Quantum of the facilities, processes, and the Products produced by HealthLink pursuant to this Agreement. Such inspections shall not cause any delay of shipments of the Products to distributors or purchasers. Quantum shall bear all costs of such inspections and testing, including any repackaging costs.


SECTION 5 - FEES

5.1 HealthLink shall pay Quantum pursuant to the fee schedule set forth in Exhibit A.

5.2 These prices set forth in Exhibit A may be adjusted by Quantum upon 90 days notice to HealthLink. Such adjustments shall be based upon actual increases of costs to Quantum for materials and production from its suppliers and shall be made to ensure Quantum's margin of profit contemplated under fees set forth in Exhibit A.

5.3 HealthLink shall pay Quantum the full price for the initial purchase order for the Products upon submission of its purchase order. Thereafter, HealthLink shall pay one-half of the price concurrently with the submission of its purchase order and the balance upon shipment by Quantum. All shipping expenses shall be paid by HealthLink.

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5.4  Payments required by this contract shall be made by wire transfer directly to the account of Quantum Research, Inc. Account information will be provided by Quantum Research, Inc.


SECTION 6 - SUPPLY

6.1 Upon the terms and subject to the conditions contained herein, Quantum shall produce, package, sell and deliver exclusively to HealthLink such quantities of the Products as specified in purchase orders submitted by it to Quantum from time to time (Purchase Orders) and HealthLink shall purchase such Products. Unless otherwise expressly agreed in writing by the parties, the terms and conditions of this Agreement shall apply to any Purchase Order and shall be deemed to be incorporated into any Purchase Order.

6.2 All Products manufactured by Quantum and delivered to HealthLink pursuant to this Agreement shall conform in all respects to the formula, packaging and labeling specifications set forth in Exhibit A to this Agreement.

6.3 Title to the Products, Extracts, or other components purchased by HealthLink under this agreement shall vest in HealthLink when the Product has been delivered at the F.O.B. point, which shall be determined by Quantum.

6.4 The license granted herein in Section 2 shall remain exclusive so long as HealthLink maintains the minimum purchases and pays the corresponding fee in each year as set forth in Exhibit A.

6.5 HealthLink will specify in each Purchase Order the quantity of Products to be delivered and Quantum shall ship same within sixty (60) days following receipt of the Purchase Order. Concurrently upon the execution of this Agreement, HealthLink will submit its initial Purchase Order.

6.6 Quantum shall maintain a supply of components necessary to meet the requirements of this Agreement for a six month period, either in the form of pure Extract or Extract being used in the process of manufacturing to meet Purchase Orders currently being processed.


SECTION 7 - LIQUIDATED DAMAGES

7.1 The parties recognize that the calculation of damages in the event either party should breach their obligations hereunder regarding the disclosure of Confidential Information peculiar to the other party to third parties would be difficult to calculate. The parties agree that a minimum assessment of damages in the event of such breach by either party shall be $50,000. This is not intended to be construed as a penalty but rather the parties' best effort to ascertain the fair amount of damages they would sustain in the event of such a breach.

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SECTION 8 - INFRINGEMENT

8.1 In the event that HealthLink learns of any infringement or threatened infringement or piracy of the Products, or any actual or intended passing-off or unfair competition by reason of imitation or otherwise, or that any third party alleges, or claims, or intends to allege or claim that the Products infringe on its Products in any manner or that the production, sale or use of the Products infringes or any other right of a third party, HealthLink shall promptly give notice to Quantum together with all such information with respect to the infringement as it may from time to time obtain. The parties undertake and agree to consult with each other with respect to how to respond to each infringement or violation.

8.2 In the event Quantum undertakes the defense or prosecution of any such legal proceedings, HealthLink agrees on behalf of, and at Quantum's expense, to execute any and all documents and do such acts and things, including without limitation, being made a party to such proceedings, as may, in the opinion of counsel for Quantum, be necessary of useful to carry out such defense or prosecution.

8.3 Notwithstanding the forgoing, if Quantum declines to institute legal proceedings, HealthLink may institute legal proceedings at its sole expense and Quantum shall fully cooperate with it in connection with such proceedings provided, however, Quantum shall always be free, at its own cost and expense, to subsequently join in any pending proceedings.

8.4 Legal proceedings as used herein shall include demand letters, negotiation and settlement of disputes, as well as the filing of formal legal actions with a court of proper jurisdiction. Under no circumstances shall HealthLink have the authority to settle or compromise a matter which in any way mitigates, lessens of restricts Quantum's ownership in or rights to the Products, Extracts, or other components.


SECTION 9 - REPRESENTATIONS AND WARRANTIES OF QUANTUM

9.1  Quantum hereby represents and warrants that:

     9.1.1 It is the holder of sole and exclusive rights, title, property, benefit and interest in and to the Products and Extracts for use in the Territory;

     9.1.2 It has every legal right to enter into this Agreement and to perform the terms and conditions hereof, except as described herein, free of any encumbrances whatsoever;

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     9.1.3 It has entered no relationship or agreement, written or oral, expressed or implied, which is inconsistent with the provisions of this Agreement;

     9.1.4 The sale of the Products by HealthLink will not, to the best of its knowledge, constitute an infringement of any patents or other proprietary rights owned by any third party or a violation of any statutory or regulatory provisions.

9.2 Each of the parties hereto hereby represents to the other that the execution and delivery of this Agreement and the performance thereof will not contravene or constitute a default under its charter, by-laws or any other agreement, instrument or other forms of commitment to which any party hereto is also bound.


SECTION 10 - TERM OF AGREEMENT

10.1 This Agreement will run for an initial period of three (3) years commencing on the effective date of this Agreement, and is renewable for an additional period of five (5) years, subject only to the minimum quantities specified in Exhibit A.

10.2 Quantum may suspend or terminate this Agreement as it thinks fit in the event of a material breach of its terms which remains uncured for more than sixty (60) days from the date HealthLink is notified in writing of such breach, or if HealthLink ceases operation or files for relief under the insolvency laws of the Territory.


SECTION 11 - GENERAL PROVISIONS

11.1 The Parties hereby acknowledge and agree that each is an independent contractor that neither party shall be considered to be the agent, representative, master or servant of the other for any purpose whatsoever and that neither party has any authority to enter into any contract to assume any obligations or to give any warranties or representations on behalf of the other party hereto. Nothing in this Agreement shall be construed to create a relationship of partners, joint ventures, fiduciaries, agency or any other similar relationship between the parties.

11.2 Time shall be of the essence of this Agreement.

11.3 The terms of this Agreement will be kept strictly confidential by both parties except to their attorneys, accountants or other professional advisors or unless required according to the regulations of any Government Agency having competent jurisdiction.

11.4 HealthLink shall have the option to terminate this agreement upon 90 days written notice to Quantum Research, Inc.

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11.5 This Agreement has been entered into in the State of Arizona and all questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Arizona.

11.6 If a dispute arises out of or related to this Agreement or the breach thereof and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Such mediation shall be conducted in Phoenix, Arizona within thirty (30) days following receipt by the American Arbitration Association of a Request for Mediation or a Submission to Dispute Resolution. If the dispute is not resolved through mediation it shall be settled by arbitration administered by the American Arbitration Association under its Arbitration rules. Such arbitration shall be conducted in Phoenix, Arizona by a single arbitrator. No discovery shall be conducted prior to such arbitration hearing except that the arbitration shall require the parties to exchange a list of witnesses and copies of all documents or exhibits either party intends to use at the arbitration.

11.7 This Agreement may not be assigned except to an Affiliate or, with the permission of the other party, which permission cannot be unreasonably withheld, to the buyer of the party's entire business.

11.8 All notices, requests, demands, and other communication required or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth above, or such other address as either party may designate in writing to the other subsequent to the execution of this Agreement, and shall be conclusively deemed to have duly given (1) when hand delivered to the other party; or (2) when received when sent by telex or facsimile at the address and number set forth below (provide, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office or mailbox with first-class postage prepaid and addressed to the parties as set forth below, or (b) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this section; or (3) three business days after the same have been deposited in a United States post office or mailbox with a first-class or certified mail, return receipt requested, postage prepaid; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express, Airborne, United Parcel Service, and DHL WorldWide Express being deemed approved by the parties), shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice sent by telex of facsimile received after 4 PM at the receiving party's office shall be deemed received on the following day.

11.9 No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.

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11.10 No amendment, modification, or supplement to this Agreement shall be binding on any of the parties unless it is in writing and signed by the parties in interest at the time of the modification.

11.11 If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as legally possible.

11.12 The headings of the various sections and paragraphs hereof are for convenience of reference only, and shall in no way alter of affect the meaning or construction of any of the provisions of this Agreement.

11.13 All exhibits attached to this Agreement are incorporated in and made a part of this Agreement.

11.14 Quantum shall have the option to terminate this agreement upon ninety-(90) days written notice to HealthLink if it fails to effectively market the Products. Failure to market effectively would be evidenced by an accumulation of inventory by HealthLink exceeding twelve (12) months sales based on the aggregate monthly sales recorded for the preceding twelve-month period. HealthLink undertakes to have an inventory reflecting the potential for growth, international market factors and reaction time considerations. Quantum also retains the right to terminate the agreement upon thirty (30) days written notice to HealthLink should it violate any laws, or be formally accused of violating any laws by any governmental organization. Quantum shall have sole discretion to determine the efficacy and impact of such violations for purposes of this termination provision.

11.15 Any obligations of either party under this agreement that by their nature would continue beyond termination, cancellation or expiration of this agreement shall survive termination, cancellation or expiration of this agreement.

11.16 Neither party shall be responsible for any delay or failure in performance of any part of this agreement to the extent that such delay or failure is caused by failure of subcontract manufacturing facilities, fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, act or omission of carriers, acts or omissions by a government authority (de jure or de facto), riots, revolutions, fuel or energy shortages, earthquakes, interruptions in electricity, natural gas, water or fuel, or shortages of essential materials ("Force Majeure Conditions"). If any Force Majeure Condition occurs, the party and the

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     other party affected by the other's delay or inability to perform may elect to: 1) terminate this agreement or the affected part, or 2) suspend this agreement for the duration of the Force Majeure Condition. Unless written notice is given within thirty (30) days after the affected party is notified of the Force Majeure Condition, option (2) shall be deemed selected.

11.17 In the event of termination, HealthLink reserves the right to sell its ongoing operations or its inventory to a third party within a reasonable liquidation period in order to deplete its complete inventory. Quantum shall have the right of first refusal to purchase the Products at the same cost.



     IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates indicated below to become effective on the date first written above.


                                        QUANTUM RESEARCH, INC.,
                                        an Arizona Corporation


                                        By
                                                 David L. Bergsma
                                                 Its President


                                        HEALTHLINK INTERNATIONAL, INC.,
                                        a Nevada corporation


                                        By
                                                 Nicholas G. Venetis
                                                 Its President and CEO